Exhibit 10.6

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is being made as of February 1, 2023 between Severance Trucking Co., Inc., a Massachusetts corporation (“STI”), a wholly-owned subsidiary of TLSS-STI, Inc., a Delaware corporation (“TLSS-STI”), a wholly owned subsidiary of Transportation and Logistics Systems, Inc., a Nevada corporation (the “Corporation”), having its principal offices at 49 McGrath Road, Dracut, MA 01826, and Clyde J. Severance (the “Consultant”) an individual with an address at [REDACTED].

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree with each other as follows:

1. Retention. Subject to the terms and conditions of this Agreement, STI agrees to and does hereby retain Consultant to provide certain sales consulting services to STI.

2. Duties. Consultant will personally provide sales consulting and related services and be available on average two (2) days per week during the “Term” (as hereinafter defined) of this Agreement. Consultant agrees to perform the services using Consultant’s best efforts and to devote such time and effort to the performance of Consultant’s duties as may be required. Consultant should provide regular updates and schedule meetings with STI’s Chief Operating Officer (COO) as mutually agreed to help maximize STI’s revenue and profit.

3. Term. The term of this Agreement shall commence on February 1, 2023, and shall terminate at midnight on January 31, 2024 (the “Term”), unless terminated sooner pursuant to the terms hereof. Notwithstanding the foregoing: (i) STI may terminate this Agreement for any reason at any time after April 30, 2023 upon delivery of written notice of termination to the Consultant at least ten (10) days’ prior to the noticed termination date; (ii) the Consultant may terminate this Agreement for any reason at any time after April 30, 2023 upon delivery of written notice of termination to STI at least ten (10) days’ prior to the noticed termination date; and (iii) either party may terminate this Agreement for “Cause” or due to the death of Consultant, as set forth in Section 12 hereof.

4. Consulting Fee.

(a) For the services rendered and performed by Consultant during the Term, STI agrees to pay Consultant a fee of Four Thousand (US $4,000) Dollars per month (the “Consulting Fee”), payable in accordance with STI’s Accounts Payable (AP) practices. If this Agreement terminates in the middle of a month, the Consulting Fee for such month will be pro-rated through the date of such termination.

(b) Subject to the limitations set forth herein, Consultant will be reimbursed for all out-of-pocket expenses reasonably and necessarily incurred by Consultant in connection with the performance of Consultant’s services, including, but not limited to, meals and taxis while traveling on STI’s business, payable within two (2) weeks following the submission by Consultant of expense reports to STI. Expense reports are to be submitted by Consultant to the COO of STI on a monthly basis. Consultant shall obtain written approval from the COO of STI prior to incurring expenses in excess of US $100.

5. Relationship between the Parties. Consultant is retained by STI only for the purpose and to the extent set forth in this Agreement and its relation to STI shall, during the Term of this Agreement, be that of an independent contractor and consultant and not as an employee. Consultant may not enter into any agreement, understanding or other commitment that is binding on STI or any of its affiliates, or hold Consultant out as having such authority. Consultant shall be free to dispose of such portion of his time, energy, and skill that Consultant is not obligated to devote to STI under this Agreement, in such manner as Consultant sees fit and to such persons, firms, or corporations as Consultant deems advisable, so long as Consultant complies with all terms and conditions of this Agreement. Consultant shall not be considered under this Agreement as having an employee status or as being entitled to participate in any plans, arrangements, or distributions by STI pertaining to or in connection with, any pension, stock, bonus, profit-sharing, or similar benefits which are or may be provided for its regular employees. Consultant and STI acknowledge and agree that (i) the services hereunder are not necessarily to be rendered at the offices of STI; (ii) there are no regular hours for the provision of such services; (iii) such services may not be a full-time obligation of Consultant; and (iv) Consultant may provide services to others during the term of this Agreement to the extent that the provision of such services is not contrary to the terms of Sections 7, 8 and 9 of this Agreement.

6. Prior Agreements. Consultant represents and warrants that Consultant is not subject to any confidentiality agreement, non-disclosure agreement, agreement not to compete or similar agreement that would in anyway restrict Consultant’s activities on behalf of STI as contemplated in this Agreement, or which would otherwise expose STI to the risk of litigation from prior entities or companies for which Consultant was previously employed or to which Consultant provided services as an independent contractor. Consultant understands that the foregoing representation and warranty is a material inducement to STI to enter into this Agreement and retain Consultant and that any breach thereof constitutes grounds for immediate termination of this Agreement without further obligation or liability on the part of STI.

7. Secrets. Consultant agrees that any trade secrets or any other proprietary information relating to the business and/or field of interest of STI or any of its affiliates (for the purpose of this Agreement, an affiliate of STI shall be deemed to be any company or other legal entity which controls STI, which is controlled by STI, or is under common control with STI) or of any company or other legal entity in which STI or any of its affiliates has an ownership interest of more than twenty-five percent (25%), shall be regarded as held by Consultant in a fiduciary capacity solely for the benefit of STI, its successors or assigns, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished, or made accessible by Consultant to anyone, or be otherwise used by Consultant, except in the regular course of business of the STI or its affiliates. Information shall, for purposes of this Agreement, be considered to be secret if not known by the trade generally, even though such information may have been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or other agreements entered into by STI or any of its affiliates.

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8. Patents. Consultant agrees to and does hereby sell, assign, transfer and set over to STI, its successors, assigns, or affiliates, as the case may be, all its right, title, and interest in and to any inventions, improvements, processes, patents or applications for patents which it develops or conceives on its own or in conjunction with others during the Term, or, having possibly conceived same prior to the commencement of this Agreement, may complete during the Term, in both cases whether during or outside business hours, whether or not on STI’s premises, in connection with any matters with which Consultant provides services to STI or any of its affiliates, to be held and enjoyed by STI, its successors, assigns or affiliates, as the case may be, to the full extent of the term for which any Letters Patent may be granted and as fully as the same would have been held by Consultant, had this Agreement, sale or assignment not been made. Consultant will make, execute and deliver any and all instruments and documents necessary to obtain patents for such inventions, improvements and processes in any and all countries. Consultant hereby irrevocably appoints STI to be Consultant’s attorney in fact in the name of and on behalf of Consultant to execute all such instruments and do all such things and generally to use the Consultant’s name for the purposes of assuring to STI (or its nominee) the full benefit of its rights under the provisions of Sections 7 and 8.

9. Confidentiality; Non-Competition.

(a) Except in connection with Consultant’s engagement with STI, Consultant will not, directly or indirectly, use for Consultant or disclose to any other person or entity any confidential information concerning STI for any purpose whatsoever, without the prior written consent of the Board of Directors of STI. For purposes of this Agreement, “confidential information” shall not include information that: is or becomes a part of the public domain (other than by a breach of this Agreement), is or was rightfully received by Consultant from a third party not obligated to hold such information confidential; and/or is required by law to be disclosed. The provisions of this Section 9(a) shall survive termination of Consultant’s engagement with STI.

(b) For a period of three (3) years from the earlier of the expiration of the Term and the termination of this Agreement, and within a one-hundred (100) mile radius of 49 McGrath Road, Dracut, MA 01826, Consultant shall not: (i) engage, directly or indirectly, whether as an individual, sole proprietor, or as a shareholder, member, partner, agent, officer, director, manager, employer, employee, consultant or independent contractor of any firm, corporation or other entity or group or otherwise in any “Competing Business”, which for purposes of this Agreement, the term “Competing Business” shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which provides services for various clients in the trucking and warehousing industry and all related trucking and warehousing services thereto); (ii) whether as an individual or sole proprietor, or as a shareholder, member, partner, agent, officer, director, manager, employer, employee, consultant or independent contractor of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any existing customer, prospective customer, existing supplier, or prospective supplier of STI for any purpose other than for the benefit of STI; or (iii) directly or indirectly, as an individual or sole proprietor, or as a shareholder, member, partner, agent, employee, employer, consultant, independent contractor, officer, director or manager of any person, firm, corporation or other entity or group or otherwise, without the prior express written consent of STI, approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor for STI or its affiliates, to leave the employ of, or terminate such independent contractor relationship with STI or its affiliates or employ or attempt to employ any such person or persons who at any time during the six (6) months preceding such engagement was in the employ of, STI or its affiliates.

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(c) Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Consultant from purchasing and holding as an investment not more than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with STI and of which Consultant is not a consultant, employee, officer, or director. Furthermore, nothing herein shall prohibit Consultant from engaging in business activities with any existing customer, prospective customer, existing supplier, or prospective supplier of STI or its affiliates in connection with the Consultant’s direct and indirect real estate holdings (the “RE Holding Companies”), provided the RE Holding Companies are not engaging in a Competing Business, which would include providing warehousing services (including leasing warehouse space) to clients of STI and its affiliates in the trucking and warehousing industry. Moreover, nothing in this Section shall prevent: (i) Consultant or Consultant’s RE Holding Companies from hiring any former employee after ninety (90) days from the date of such former employee’s resignation; (ii) the solicitation and hiring or engagement by advertisement of job openings by use of newspapers, magazines, the Internet and other media not directed at individual prospective employees; or (ii) the solicitation and hiring or engagement of any such person whose employment or engagement has been terminated by STI, provided the RE Holding Companies are not engaging in a Competing Business, which would include providing warehousing services to clients in the trucking and warehousing industry.

(d) Consultant is agreeing to these provisions in consideration of the Agreement of STI to enter into the other provisions of this Agreement.

(e) Consultant acknowledges and agrees that the covenants contained in this Section 9 are fair and reasonable and of a special unique character which gives them peculiar value and STI would not have entered into this Agreement without such covenants being made. However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, such duration or geographic scope, or both, as the case may be, shall be considered to be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity. Consultant further acknowledges that monetary damages alone will not be an adequate remedy for any breach by him of any of the covenants contained in this Section 9, and accordingly, Consultant expressly agrees that, in addition to all other remedies which STI has, STI shall be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction and shall not be required to post a bond or other security in connection with any such action.

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(f) Consultant acknowledges that the limitations set forth in this Section 9 shall not prevent Consultant from earning a livelihood after Consultant engagement with STI ends, but simply prevent unfair competition against STI for a limited period.

(g) The provisions of this Section 9 shall survive termination of Consultant’s engagement with STI.

10. Injunctive Relief for Breach; Enforceability. Consultant agrees that in the event of a breach by Consultant of any of the covenants contained in Sections 7, 8 or 9, STI would suffer irreparable harm for which monetary damages may not be adequate compensation. Accordingly, Consultant agrees that in the event of any breach or threatened breach by Consultant of any of the covenants contained in Sections 7, 8 or 9, STI shall be entitled to injunctive relief (without the posting of a bond therefor) and specific performance in connection therewith, in addition to all other available remedies available to it, and Consultant will not claim as a defense thereto that STI has an adequate remedy at law. The parties hereto agree that the covenants and agreements contained in Section 7, 8 and 9 are, taken as a whole, reasonable in their scope and duration, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants. Each of the covenants contained in this Sections 7, 8 and 9 shall be construed as separate covenants, and if any court shall finally determine that any of the restraints provided for in any such covenants are too broad as to the area, activity or time covered, said area, activity or time covered shall be deemed reduced to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time.

11. Assignment. This Agreement and any and all deliverables provided by Consultant to STI during the Term may be assigned by STI at any time, provided the assignee expressly assumes all obligations of STI under this Agreement. Further, this Agreement may be assigned by STI to an affiliate, provided that any such affiliate expressly assumes all obligations of STI under this Agreement, and provided further that STI fully guarantees the performance of this Agreement by such affiliate. Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall remain between such assignee and Consultant with the same force and effect as if said Agreement had been made with such assignee in the first instance.

12. Termination of Consulting Services

(a) Survival. The provisions of Sections 7, 8, 9 and 10 shall survive the termination of this Agreement.

(b) Termination by Consultant. If at any time during the Term, Consultant elects to terminate Consultant’s services to STI pursuant to Section 3(ii), then STI’s obligations to Consultant under this Agreement shall be limited to the portion of the Consulting Fee earned up to the date of Consultant’s departure.

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(c) Termination for Cause. This Agreement may be terminated by STI for “Cause” (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean (i) the breach of Consultant’s obligations under Sections 7, 8 or 9 of this Agreement, (ii) fraud or embezzlement from STI, (iii) Consultant’s conviction of a felony; or (iv) Consultant’s refusal or failure to carry out an assignment given to Consultant by STI under this Agreement. Termination for Cause must be accompanied by a written notice to that effect. In the event of termination for Cause, this Agreement shall immediately terminate and STI will have no further obligations under this Agreement, other than accrued and unpaid Consulting Fees owed to Consultant as of the date of termination for Cause.

(d) Death of Consultant. If Consultant dies, this Agreement shall terminate effective at the time of his death, provided, however, that such termination shall not result in the loss of any accrued and unpaid Consulting Fees owed to Consultant as of the date of Consultant’s death.

13. Entire Agreement. This Agreement constitutes the entire agreement of Consultant and STI with respect to the subject matter hereof and supersedes all prior agreements, written and verbal, with respect to such subject matter.

14. Amendment. This Agreement may not be amended or supplemented unless in a written agreement signed by Consultant and STI.

16. Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged therewith. No written waiver of any breach of any particular provision of this Agreement shall be effective as to any other provision of this Agreement or any subsequent breach of the same provision.

17. Severance. In the event that any court of competent jurisdiction determines that any provision of this Agreement is unenforceable, the remainder of this Agreement shall not be effected thereby and shall remain in full force and effect, and the unenforceable provision shall be deemed modified to comply with law in such a manner so that it conforms to the fullest extent possible with the original intent of the parties.

18. Mutual Drafting. This Agreement constitutes the joint product of the parties hereto. Each provision has been subject to the mutual consultation and agreement of such parties and shall not be construed for or against either of them.

19. Notices. All notices required or permitted to be given hereunder shall be mailed by registered or certified mail, by overnight delivery or courier service, sent by email or by hand to the party to whom such notice is required or permitted to be given hereunder. If mailed, any such notice shall be deemed given no later than three (3) business days following the date of sending. If delivered by hand, any such notice shall be deemed given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. If delivered by overnight delivery, any such notice shall be deemed given the next business day and if sent by email, such notice shall be deemed given at the time evidenced on the receipt thereof.

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Any notice to Consultant shall be addressed as follows:

Clyde J. Severance

[REDACTED]

(P) [REDACTED]

(E) [REDACTED]

Any notice to STI shall be addressed as follows:

Severance Trucking Co., Inc.

Sebastian Giordano, CEO

5500 Military Trail

Suite 22-357

Jupiter, Florida 33458

(P) [REDACTED]

(E) [REDACTED]

Either party may change the address to which notice to it is to be addressed, by notice as provided herein.

20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to such Commonwealth’s rules governing the conflicts of laws. Venue shall be in Middlesex County, Massachusetts.

21. Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. Any signature page delivered by email shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed the above Agreement as of the day and year first above written.

Consultant:

/s/ Clyde J. Severance
Clyde J. Severance

STI:

Severance Trucking Co., Inc., a Massachusetts corporation

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	Chief Executive Officer

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